Exhibit 99.3	Terra Industries Inc. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 Telephone: (712) 277-1340 Telefax: (712) 277-7383 www.terraindustries.com

NEWS

For immediate release	Contact: Joe A. Ewing (712) 277-7305 jewing@terraindustries.com
Terra Capital Receives Requisite Consents for Consent Solicitation
for Certain of its Outstanding Notes
Sioux City, Iowa (January 25, 2007)—Terra Capital, Inc. (“Terra Capital”), a wholly-owned subsidiary of Terra Industries Inc. (NYSE: TRA), announced today that it had received, pursuant to its previously announced tender offers and consent solicitations for any and all of its outstanding 12 7/8% Senior Secured Notes due 2008 (CUSIP No. 88089PAB9) and 11 1/2% Second Priority Senior Secured Notes due 2010 (CUSIP Nos. 88089PAC7 and 88089PAD5) (collectively, the “Notes”), the requisite consents to adopt proposed amendments to the Notes and the indentures governing the Notes.
Terra Capital announced that consents had been delivered in respect of the following principal amounts of Notes, which Notes had been validly tendered and not withdrawn as of 5:00 p.m., New York City time, on January 24, 2007 (the “Consent Date”): $188,409,000 of the 12 7/8% Senior Secured Notes due 2008 (representing approximately 94.2% of outstanding 12 7/8% Senior Secured Notes) and $128,800,000 of the 11 1/2% Second Priority Senior Secured Notes due 2010 (representing approximately 98.1% of outstanding 11 1/2% Second Priority Senior Secured Notes). Terra Capital and the trustee expect to enter into supplemental indentures giving effect to the proposed amendments shortly.
In addition, Terra Capital announced that all holders whose Notes are validly tendered (and not withdrawn) on or prior to 5:00 p.m., New York City time, on February 1, 2007 (the “Consent Extension Date”) will be eligible to receive the total consideration offered pursuant to the tender offers and consent solicitations. Accordingly, all holders whose Notes are validly tendered (and not withdrawn) on or prior to the Consent Extension Date—including Notes validly tendered after the Consent Date—will be eligible to receive the consent payment of $20.00 per $1,000 principal amount of Notes included in the total consideration offered pursuant to the tender offers and consent solicitations.
The tender offers and consent solicitations are made upon the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated January 10, 2007 (the “Statement”) and the related Letter of Transmittal and Consent as amended hereby. The tender offers and consent solicitations are subject to the satisfaction of certain conditions as set forth in the Statement. The tender offers will expire at Midnight, New York City time, on February 7, 2007, unless extended or earlier terminated by Terra Capital. Rights to withdraw tendered Notes and to revoke delivered consents terminated on the Withdrawal Deadline, which was January 24, 2007.
Any Notes not tendered and purchased pursuant to the tender offers will remain outstanding and the holders thereof will be bound by the amendments contained in the supplemental indentures eliminating substantially all of the restrictive covenants in the indentures relating to the Notes even though they have not consented to the amendments.

Terra Capital retained Citigroup Corporate and Investment Banking to serve as dealer manager for the tender offers and consent solicitations. Global Bondholder Services Corporation is the depositary and information agent for the tender offers and consent solicitations.
Requests for documents relating to the tender offers and consent solicitations may be directed to Global Bondholder Services Corporation by telephone at 1-866-540-1500 (toll free) or 1-212-430-3774. Questions regarding the tender offers and consent solicitations may be directed to Citigroup Corporate and Investment Banking, Liability Management Group, at 1-800-558-3745 (toll free) or 1-212-723-6106 (collect).
This press release does not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the Notes nor is this announcement an offer or solicitation of an offer to sell new securities. The tender offers and consent solicitations are made solely by means of the Offer to Purchase and Consent Solicitation Statement distributed to the holders of the Notes. No recommendation is made as to whether holders of Notes should tender their notes or give their consent.
About Terra
Terra Industries Inc., with 2005 revenues of $1.9 billion, is a leading international producer of nitrogen products.
Forward-looking statements
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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